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                                                                EXHIBIT 4.04
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                       AMENDMENT NO. 3 TO NOTE AGREEMENT
                       ---------------------------------





          THIS AGREEMENT, entered into as of May 12, 1994 by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and NASHUA
CORPORATION (the "Company").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the parties hereto have executed and delivered that certain Note Agreement, dated as of September 13, 1991 (the "Note Agreement");

          WHEREAS, Prudential is the holder of 100% of the Notes issued under the Note Agreement; and

          WHEREAS, the parties hereto wish to amend certain terms of the Note Agreement.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     1.   AMENDMENTS TO THE NOTE AGREEMENT.

          1.1 Paragraph 6H of the Note Agreement is hereby amended:

               (a) to delete the word "and" at the end of clause (vii) thereof:

               (b) to insert the following new clause (viii) immediately after clause (vii) thereof:

                    "(vii) an Investment in a subordinated note with an
               aggregate principal amount of up to $5,000,000 made in connection with, and as a part of the consideration for, the Transfer of the Property associated with the Company's 'computer products segment' (such Investment referred to herein as the 'Transfer Investment'); and";

               (c) to amend and renumber the existing clause (viii) to be clause (ix) and to read in its entirety as follows:

                    "(ix) Investments not otherwise permitted by the
               provisions of this paragraph 6H if, on the date of the making of any such




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               Investment, and after giving effect thereto,

                         (a) the aggregate cost of all Investments outstanding on such date made pursuant to this paragraph 6H(ix), minus

                         (b) the net return of capital received by the Company and the Subsidiaries on or prior to such date from all Investments made pursuant to this paragraph 6H(ix) during the period commencing on the Closing Date and ending on such date, would not exceed (X) 3% of Consolidated Tangible Net Worth during any period in which the Company holds any amount of the Transfer Investment and (Y) 5% of Consolidated Tangible Net Worth at any time thereafter, in each case determined as of the end of the fiscal quarter of the Company most recently ended as of such date."


     2. EFFECTIVE DATE. The terms of Section 1 of this Agreement shall be effective as of March 31, 1994.


     3.   MISCELLANEOUS.

     3.1 Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Note Agreement.

     3.2 On and after the date hereof, each reference in the Note Agreement and the Notes issued thereunder shall mean and be a reference to the Note Agreement as amended by this Agreement.

     3.3 The Note Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     3.4 This Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Agreement.



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     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands below as of the day and year first above written.


                           THE PRUDENTIAL INSURANCE COMPANY
                              OF AMERICA


                           By: /s/  Kevin Kraska
                              --------------------------
                              Title: Vice President



                           NASHUA CORPORATION


                           By: /s/ Daniel M. Junius
                              --------------------------
                              Title: Treasurer







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